COOPER TIRE & RUBBER COMPANY
                         ----------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   ----------------------------------------

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Cooper Tire & Rubber Company will be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio on Tuesday, May 2, 2000, at 10:00 a.m. Eastern Daylight Time for the following purposes:

(1)   To elect three (3) Directors of the Company.

(2) To consider a stockholder proposal described in the Proxy Statement urging that stockholder rights issued pursuant to the Company's Stockholder Rights Plan be redeemed.

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on March 6, 2000 are entitled to notice and to vote at the Annual Meeting.


                                           BY ORDER OF THE BOARD OF DIRECTORS
                                                               Stan C. Kaiman
                                                                    Secretary
Findlay, Ohio
March 21, 2000

     Please mark, date and sign the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage. If you are present and vote in person at the meeting, the proxy will not be used.

                         COOPER TIRE & RUBBER COMPANY
                  Lima & Western Avenues, Findlay, Ohio 45840
                                March 21, 2000
                                --------------
                               PROXY STATEMENT
                               ---------------
                             GENERAL INFORMATION
                             -------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cooper Tire & Rubber Company (the "Company") to be used at the Annual Meeting of the stockholders of the Company to be held on May 2, 2000, at 10:00 a.m. Eastern Daylight Time at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance therewith. Abstentions and broker nonvotes are voted neither "for" nor "against", but are counted in the determination of a quorum. Any proxy may be revoked at any time, to the extent that it has not been exercised, by written notice to the Company prior to the meeting, or by execution of a new proxy or by voting by ballot at the meeting.

     Only stockholders of record on March 6, 2000 will be entitled to vote at the Annual Meeting, and each will be entitled to one vote for each share so held. As of that date, there were 75,810,552 shares of the Company's Common Stock outstanding. Holders of a majority of the stock of the Company issued and outstanding and entitled to vote must be present or represented by proxy at the Annual Meeting to form a quorum for the transaction of business thereat.

     The matters anticipated to be voted upon by stockholders at the meeting are election of three (3) Directors (Agenda Item 1) and consideration of a stockholder proposal (Agenda Item 2). For Agenda item 2, the affirmative vote of the majority of shares represented in person or by proxy at the meeting and entitled to vote on the subject matter will constitute stockholder approval. Directors will be elected by a plurality of the votes of the shares represented in person or by proxy at the meeting and entitled to vote on the subject matter.

                                Agenda Item 1
                            ELECTION OF DIRECTORS

     The Bylaws of the Company provide for the Board of Directors to be divided into three classes as nearly equal in number as the total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year. By vote of a majority, the Board of Directors has the authority to fix the number of Directors constituting the entire Board at not less than six (6) nor more than twelve (12) individuals, and the number is currently eleven (11). Three Directors are to be elected to the class having terms expiring this year and shall serve for a three-year term expiring in 2003 and until their respective successors are elected and qualified.

     Unless otherwise specified, the persons named as proxies in the enclosed form of proxy intend to vote for the nominees hereinafter indicated.
Although the Board of Directors does not contemplate that any such nominee shall be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is presently intended that the proxies shall be voted for such other person as the Board of Directors may recommend.

<continued>

  Each of the nominees to be elected at the Annual Meeting, other than Ronald
L. Roudebush, has previously been elected by vote of the stockholders. Mr. Roudebush, formerly the Vice Chairman and Chief Executive Officer of The Standard Products Company, was elected to the Board of Directors on November 18, 1999 for a term expiring at this year's Annual Meeting. In February, Chairman of the Board and Chief Executive Officer Patrick W. Rooney announced he would not run for re-election and would leave the Board, effective April 28, 2000, in connection with his retirement as Chief Executive Officer on June 3, 2000. A brief statement of the background of each nominee and each Director who is not a nominee is set forth on the following pages, including for each the period of service as a Director of the Company and the expiration date of the term as a Director.

                           NOMINEES FOR DIRECTOR
                           ---------------------

JOHN F. MEIER                           Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                                      Libbey Inc.

     Mr. Meier, age 52, has been Chairman and Chief Executive Officer of Libbey Inc., a producer of glass tableware and china, since it became public in 1993. From December, 1990 to June, 1993, he was a Vice President of Owens-Illinois, Inc. and Executive Vice President and General Manager of its subsidiary, Libbey Glass Inc. His service at Owens-Illinois, Inc. began in 1970 and included various marketing and sales positions. Mr. Meier received a B.S. degree in Business Administration from Wittenberg University and an M.B.A. degree from Bowling Green State University. He is a trustee of Wittenberg University and a director of KeyBank, Northwest Region in Toledo, Ohio.

                     Director Since                 1997
                     Nominee for Term to Expire     2003

RONALD L. ROUDEBUSH                                  Former Vice Chairman and
(PHOTOGRAPH)                                       Chief Executive Officer of
                                                The Standard Products Company

     Mr. Roudebush, age 52, joined the automotive group of Rockwell International Corporation in 1973 and held numerous operational and management positions before serving as President of Rockwell Automotive from 1991 to 1994. He owned an automotive retail dealership for two years before joining The Standard Products Company in 1997, where he held the position of Vice Chairman and Chief Executive Officer until the acquisition of Standard by Cooper Tire & Rubber Company late in 1999. Mr. Roudebush received a B.S.M.E. degree from General Motors Institute, now Kettering University, and a Master's degree in industrial management from the Krannert Graduate School at Purdue University. He is a director of Simpson Industries and a member of the Board of Trustees of Kettering University.

                     Director Since                 1999
                     Nominee for Term to Expire     2003









<continued>

JOHN H. SHUEY                Chairman, President and Chief Executive Officer,
(PHOTOGRAPH)                                    Amcast Industrial Corporation

     Mr. Shuey, age 54, joined Amcast Industrial Corporation in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a director in 1994, Chief Executive Officer in 1995, and Chairman in 1997. Amcast is in the business of producing fabricated metal products and cast and tubular metal products. Prior to joining Amcast, he held executive positions at The Trane Company, American Standard, and AM International. Mr. Shuey has a B.S. degree in industrial engineering and an MBA degree, both from the University of Michigan.

                     Director Since                 1996
                     Nominee for Term to Expire     2003


                     DIRECTORS WHO ARE NOT NOMINEES
                     ------------------------------

ARTHUR H. ARONSON                            Former Executive Vice President,
(PHOTOGRAPH)                                  Allegheny Teledyne Incorporated

     Mr. Aronson, age 64, joined Allegheny Ludlum Corporation in 1988 as Executive Vice President and was elected as a director in 1990. Mr. Aronson was elected President and Chief Executive Officer in 1994, and in 1996 was named Executive Vice President of the successor corporation, Allegheny Teledyne Incorporated, where he also served as President of the Metals Segment. Prior experience includes service as President and Chief Operating Officer of Lukens Steel and as Chief Executive Officer of Cold Metal Products. He is a trustee of Carnegie Mellon University. Mr. Aronson has a Ph.D. degree in Metallurgy from Rensselaer Polytechnic Institute and a B.S. degree in Metallurgy from M.I.T.

                     Director Since          1995
                     Expiration of Term      2001

THOMAS A. DATTILO                                         President and Chief
(PHOTOGRAPH)                                                Operating Officer

     Mr. Dattilo, age 48, was elected President and Chief Operating Officer of the Company effective January 4, 1999. He had previously been employed at Dana Corporation since 1977, having been appointed President, Sealing Products in 1998 after serving in senior management positions since 1985. He earned a B.A. degree from Ohio State University and a J.D. degree from the University of Toledo, and also completed the Harvard Advanced Management Program.

                     Director Since          1999
                     Expiration of Term      2001











<continued>

EDSEL D. DUNFORD                                         Former President and
(PHOTOGRAPH)                                Chief Operating Officer, TRW Inc.

     Mr. Dunford, age 64, was elected President and Chief Operating Officer of TRW, Inc. and named to its Board of Directors in 1991. After joining TRW in 1964, Mr. Dunford held a variety of technical and management positions, including executive vice president and general manager of TRW's space and defense businesses. He holds a B.S.E.E. degree from the University of Washington and a master of engineering degree from UCLA, and completed the Executive Program at Stanford University. A member of a number of professional organizations, Mr. Dunford is also a director of Cordant Technologies, Howmet International, and National Steel Corporation.

                     Director Since          1994
                     Expiration of Term      2002

JOHN FAHL                                                      Vice President
(PHOTOGRAPH)

     Mr. Fahl, age 63, began his career with the Company in 1955, holding various positions in technical, manufacturing, and transportation before joining the purchasing department in 1962. He was named Corporate Director of Purchasing in 1966, was elected a Vice President in 1978, and in 1994 was named President, Tire Operations. He attended Denison University and is a graduate of advanced management programs at Bowling Green State University and Harvard University. Mr. Fahl is a director of The Peoples Banking Company in Findlay, Ohio and of Rurban Financial Corp. in Defiance, Ohio. He is a member of the Board of Trustees of The University of Findlay.

                     Director Since          1992
                     Expiration of Term      2002

DEBORAH M. FRETZ                        Senior Vice President, Lubricants and
(PHOTOGRAPH)                                          Logistics, Sunoco, Inc.

     Ms. Fretz, age 51, was named Senior Vice President, Lubricants and Logistics, of Sunoco, Inc., an energy company, in 1997. She is responsible for the Lubricants business which includes two refineries, blending and packaging plants as well as all marketing and sales. In addition, she manages all Sunoco's transportation businesses, including pipelines, terminals, trucking and rail. Since joining Sunoco in 1977, she has served in a variety of management positions including President of Sun Pipe Line Company and Sun Marine Terminals from 1991 to 1994. She is a director of GATX Corporation. Ms. Fretz earned a B.S. degree in Biology/Chemistry from Butler University and an M.B.A. in Finance from Temple University, and completed the Senior Executive Program at the M.I.T. Sloan School.

                     Director Since          1996
                     Expiration of Term      2002

DENNIS J. GORMLEY                Former Chairman and Chief Executive Officer,
(PHOTOGRAPH)                                        Federal-Mogul Corporation

     Mr. Gormley, age 60, joined Federal-Mogul Corporation, a global manufacturer and distributor of precision parts, in 1963. He held sales management, corporate planning, and marketing positions before being named Executive Vice President in 1975. He was elected President, Chief Operating Officer, and a director in 1988, Chief Executive Officer in 1989, and


<continued>

Chairman in 1990. Federal-Mogul Corporation's principal products are vehicular and industrial components. Mr. Gormley is a graduate of Rensselaer Polytechnic Institute with a B.S.M.E. degree.

                     Director Since          1991
                     Expiration of Term      2002

BYRON O. POND                                   Former Chairman of the Board,
(PHOTOGRAPH)                                           Arvin Industries, Inc.

     Mr. Pond, age 63, joined Arvin Industries, Inc. in 1986 with the acquisition of Maremont Corporation where he served as Chairman, President and Chief Executive Officer. He was appointed Executive Vice President and a director of Arvin in 1990, was elected President and Chief Operating Officer in 1991, and became Arvin's President and Chief Executive Officer in 1993.
He was elected Chairman and Chief Executive Officer in 1996 and Chairman of the Board in 1998. Arvin is a worldwide manufacturer of automotive exhaust systems and ride control products for both original equipment and replacement markets. Mr. Pond holds a B.S. degree in Business Administration from Wayne State University. He is a director of Intermet Corporation and of Precision Castparts Corporation.

                     Director Since          1998
                     Expiration of Term      2001

PATRICK W. ROONEY                                   Chairman of the Board and
(PHOTOGRAPH)                                          Chief Executive Officer

     Mr. Rooney, age 64, was elected Chairman of the Board and Chief Executive Officer in 1994. He joined the Company in 1956, became general sales manager of the Cooper brand division in 1965, Vice President of the Tire Division in 1969, Vice President of the Company in 1987, President of the Tire Division in 1990, and President and Chief Operating Officer in 1991. A graduate of The University of Findlay with a B.S. degree in Business Administration, Mr. Rooney also completed the Harvard Advanced Management Program. He is a director of Sky Financial Group, Alltrista Corporation, and Huffy Corporation, and is Chairman of the Board of Trustees of The University of Findlay.

                     Director Since          1990
                     Expiration of Term      2000

Note: The beneficial ownership of the Directors and nominees in the Common Stock of the Company is shown in the table at pages 22 and 23 of this proxy statement.

             EXECUTIVE COMPENSATION AND RELATED INFORMATION

         Compensation Committee Report on Executive Compensation

     This report is submitted by all members of the Compensation Committee (the "Committee"), for inclusion in this proxy statement, to explain the Committee's policies applicable to the 1999 compensation reported for the Company's executive officers.

General Philosophy

     The following objectives continue to guide the Company's policies regarding executive compensation:

<continued>

- To support the attainment of desired Company performance.

- To provide compensation that will attract and retain superior talent and reward performance.

- To align the executive officers' interests with the success of the Company by placing a significant portion of compensation at risk.

     For many years, the compensation of the Company's executive officers has consisted of three components - (a) cash remuneration in the form of salaries and incentive bonuses directly related to financial performance measures, (b) long-term incentive opportunities in the form of stock options, and (c) other benefits typically offered to employees by major corporations.

     The Committee has responsibilities for the first two components. It recommends to the Board of Directors the cash remuneration for the Company's executive officers and grants options, without further action by the Board of Directors, under the Company's stock-based compensation plans. The third component is discussed briefly below under the heading "Other Compensation Plans".

     The Company has historically targeted aggregate fixed compensation levels for the Chief Executive Officer and other executive officers lower than average compensation levels in the market. Individual pay levels have been based primarily on senior management's assessment of the contributions and responsibilities of each individual officer, with the sum of target pay levels equaling the median of the market for a comparable group of managers.

     Consistent with broader trends in executive pay practices across U.S. industry, the Company has in recent years increased the role of variable pay in the total compensation of senior managers. This has included increasing the size of stock option grants and introducing a longer-term cash incentive plan tied to achieving specific multi-year operating results. The Committee believes these actions have helped to strengthen the alignment of interests between shareholders and Company management.

     During 1999, the Company made one significant acquisition (The Standard Products Company) and announced plans to acquire the Siebe Automotive Division of Invensys p.l.c. which closed in January. These acquisitions will have a dramatic impact on the Company's organization structure and business portfolio. Given the magnitude of change associated with these transactions, the Committee undertook a review of how the Company's executive compensation programs should be revised to better support the new organization. As a result of this review, a number of changes were made to the senior management compensation program for 2000, all of which are within the boundaries of the 1998 Incentive Compensation Plan approved by stockholders in 1998. These changes include:

- Targeting each element of direct pay (i.e., base salary, annual bonus, long-term incentives) at median levels for comparable positions at companies with a comparable level of revenues.

- Replacing return on equity with return on invested capital as the performance measure for corporate officers and providing for a growth element in the annual bonus plan.

- Replacing return on equity for corporate officers and return on assets managed for division officers with a growth element as the performance measure in the long-term cash incentive plan.

<continued>

     These changes will, for some executives, result in increased base salaries and reduced target annual incentive awards. However, it is expected that the sum of base salary and bonus at target levels of performance for 2000 will be consistent with 1999 pay levels adjusted for normal increase patterns. The Committee believes these changes reflect the needs of the new organization and provide a competitive, performance-based compensation system that should motivate and reward senior managers to create superior shareholder value.

Salaries and Annual Bonuses

     Salaries and annual incentive bonuses paid to the Company's executive officers for 1999 were based upon a program which has been followed each year since 1973. Prior to the start of the fiscal year, average compensation levels are determined for the executive officer positions based upon published compensation data and independent surveys relating to similar size firms in a broad cross-section of industries and each officer's contributions to Company performance. The sum of average compensation levels for the executive officer group is intended to equal the aggregate competitive median total cash compensation (i.e., salary plus bonus) for the group.

     Base salaries for the Chief Executive Officer and the other executive officers are then set at levels lower than the average compensation levels, but near competitive median base salary levels. Company goals defining minimum, average and excellent performance under the Company's annual bonus plan are established considering operational plans, competitive industry information, and prevailing economic conditions.

     Executive officers have a significant portion of their cash remuneration at risk in the event of results below the average performance goal. Beginning with results above the minimum performance goal, incentive bonuses increase cash remuneration such that, at the average performance goal, executive officers' cash remuneration reaches the average compensation levels, though still below competitive median levels, as noted earlier. Greater than average cash remuneration is earned only as results increase further, toward or beyond the excellent performance goal.

     Performance measurement, for purposes of the 1999 program, is return on stockholders' equity ("ROE") for officers with primarily corporate responsibilities and return on assets managed ("ROAM") for officers with primarily operational responsibilities. ROE is calculated by dividing the total net income for the year by the total stockholders' equity at the beginning of the year. ROAM is calculated by dividing (a) income before interest, foreign currency gains or losses, and federal income taxes by (b) an average of controlled assets. ROAM, like ROE, is a measurement of employees' success in utilizing resources but, unlike ROE, focuses on specific assets.

     The Committee added a discretionary adjustment provision in 1999 for three executives (Messrs. Rooney, Fahl and Millhof). Under this provision, awards calculated under the aforementioned formula can be adjusted downward by up to 25% at the Committee's discretion. In addition, the Committee may grant, at its discretion, restricted stock to these individuals if performance is deemed to exceed that which was used to calculate the bonus award.

     Thus, for any fiscal year the incentive bonus for each executive officer primarily results from measured performance under a formula-driven program determined in advance of that fiscal year, rather than from a subjective evaluation of performance made during or after that fiscal year. The program applies to all executive officers, including the Chief Executive Officer.

Long-Term Incentives

     In addition to base salaries and annual bonuses, the Company also provides two forms of long-term incentive. These awards, in aggregate, are intended to deliver a competitive level of long-term incentive that provides incentive, retention and motivation relative to the creation of shareholder value.

     Stock options represent the primary long-term incentive vehicle, with awards targeted to deliver approximately 70% of the total target long-term incentive value. Stock options are granted annually to eligible managers based on competitive practice and performance. In addition to stock options, the Company has a long-term cash performance plan tied to financial results over a three-year period. The objective of the plan is to provide focus on achieving longer-term operating goals that ultimately should lead to shareholder value creation. Only Company and Division officers participate in this plan, which is targeted to deliver approximately 30% of the total target long-term incentive value. Performance under the plan, which was introduced in 1998, is measured over rolling three-year periods.

Cash Compensation for 1999

     The specifics of the program for total cash compensation, including salaries and incentive bonuses, for executive officers for 1999 was established in late 1998, along with ROE and ROAM performance goals applicable to the program for 1999. Incentive bonuses were based upon the Company's performance for 1999, as measured by the ROE and ROAM performance attained for the year.

     ROE for fiscal year 1999 was 16.0%, which exceeded the Company's average performance goal. Mr. Rooney's remuneration for 1999 as Chairman of the Board and Chief Executive Officer was determined in accordance with the program explained above. It was below competitive median pay levels for his position, consistent with the earlier-cited reference to the Company's below-market compensation levels for its officers.

     Average cash compensation levels for the executive officers for 1999 were based upon published data compiled by an independent consulting firm, including data for companies of a size comparable to the Company.

     Later in this proxy statement there appears a performance graph including an Auto Parts Index. The companies included in the published survey data and in the Auto Parts Index were not identical, although each may include some of the same companies' data.

     The Committee believes that the program structure explained above has consistently provided a fair and appropriate relationship between Company performance and the cash remuneration of its executive officers.

1999 Long-Term Incentive Grants

     Key employees of the Company, including executive officers, are eligible for annual stock option and performance cash plan grants in accordance with a number of plans approved by the stockholders. Stock options have been issued and are currently outstanding under the 1981 Incentive Stock Option Plan (the "1981 Plan"), the 1986 Incentive Stock Option Plan (the "1986 Plan"), the 1996 Stock Option Plan and the 1998 Incentive Compensation Plan (the "1998 Plan"). The 1981 Plan and the 1986 Plan were amended in 1988 to allow the granting of nonqualified stock options as well as incentive stock options;

<continued>
nonqualified stock options are not intended to qualify for the tax treatment applicable to incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1996 Plan and the 1998 Incentive Compensation Plan also provide for the granting of non-qualified options. The 1998 Plan authorizes the use of the Long-Term Performance Cash Plan.

     In awarding stock options to the Company's key executives, including the executive officers, consideration is given to the number of option shares already outstanding. No stock option grants are made which would cause the total number of outstanding option shares exercisable for the first time during any year, or exercisable at any time, to exceed specified percentages of the outstanding Common Stock of the Company. In general, the stock option grants are based on competitive practices and internal equity, as well as on assessments of responsibilities, performance, and contributions. By the terms of each of these plans, no grant of new options may be made following the plan's termination, but grants made prior to termination may be exercised following the Plan's termination.

     In combination with the new incentive plan implemented in 1998, stock option grants in 1999 were targeted, as a percentage of salary, to deliver 100% of the median expected market value for long-term incentives, again adjusted for individual contributions. However, because of the Company's below market salaries, the actual value of long-term incentives is slightly below market value.

     In 1999, Mr. Rooney received a stock option grant for 40,000 shares in accordance with the provisions cited earlier in this section. He also received 8,210 shares of restricted stock in lieu of a portion of his 1998 cash compensation. Mr. Rooney also participates in the Company's Long-Term Performance Cash Plan and is eligible for a target award of $285,000 for the performance cycle initiated in 1999.

     It is the opinion of the Committee that this program constitutes an appropriate alignment between the Company's performance and executive compensation and also promotes the common long-term interests of the Company's executive officers and its stockholders.

Other Compensation Plans

     The Company has adopted for many of its employees various benefit plans in which the executive officers are permitted to participate, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Committee again recognizes that one of the most important of these benefits is the Thrift and Profit Sharing Plan, which includes a Company matching contribution in Company stock.

Deductibility of Compensation Over $1 Million

     Regulations issued under Section 162(m) of the Internal Revenue Code provide that compensation in excess of $1 million paid to the Chief Executive Officer and other executive officers named in the proxy statement will not be deductible unless it meets specified criteria for being "performance-based". The Committee believes the 1998 Incentive Compensation Plan includes provisions which comply with the "performance-based" criteria and accordingly should result in the Company retaining the tax deductibility of any amounts earned under this plan in future years.


<continued>

Submitted by the Compensation Committee of the Company's Board of Directors:

               Byron O. Pond, Chairman
               Edsel D. Dunford
               John F. Meier

                              Agenda Item 2
                           STOCKHOLDER PROPOSAL

     Michael R. Fanning, Chief Executive Officer of the Central Pension Fund of the International Union of Operating Engineers and Participating Employers, the beneficial holder of 12,266 shares of the Company's Common Stock, has given notice of the Fund's intention to introduce the following resolution at the Annual Meeting:

BE IT RESOLVED: That the shareholders of Cooper Tire and Rubber Co. ("Company") urge the Board of Directors to redeem the shareholder rights issued pursuant to the Preferred Stock Purchase Rights Plan (amended by the Board of Directors in 1998) unless said Plan is approved by a majority of the voting shares at a meeting of shareholders held as soon as is practical.

SUPPORTING STATEMENT

     We strongly believe that the Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. The Company's Stock Purchase Rights Plan (commonly known as a "poison pill") is a powerful anti-takeover device which effectively prevents a change in control of the Company without the approval of the board of directors, despite a level of performance which may adversely affect shareholder value.

     Cooper Tire's poison pill inhibits a potential bidder of Company stock when they own 15% or more of the outstanding common stock of the Company. Triggering the poison pill has the effect of substantially injuring the bidder by allowing our Board to unilaterally cut by 50% the value of Company shareholdings held by such a person. Such a situation, we believe, precludes shareholders of Cooper Tire from exercising their ownership rights in assessing offers from potential bidders.

     The poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to shareholders. We strongly believe that it is the shareholders (who are the owners of the Company), not the directors and managers (who merely act as agents for the owners), who should have the right to decide what is or is not a fair price for their shareholdings.

     The argument that our directors need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past several years, proposals to redeem or allow shareholder votes on poison pills have received majority support at numerous U.S. publicly-traded companies including Advanced Micro Devices, Intel, Ryder and Wellman. Moreover, since 1990 Philip Morris, Time Warner, United Technologies and Lockheed have voluntarily redeemed their poison pills. None of these companies have experienced any adverse impact attributable to redemption of their poison pills.





<continued>

     Poison pills can pose such an obstacle to takeover that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect shareholder value. While it is impossible to assess the degree to which the poison pill may inhibit performance, it is indisputable that a poison pill effectively deters attempts by shareholders to remove the current board and its management team for nonperformance. Redemption of Cooper Tire's pill would allow shareholders to consider all tender offers, not just those endorsed by incumbent management.

     We urge you to VOTE FOR this proposal.

BOARD'S RESPONSE TO THIS STOCKHOLDER PROPOSAL

     The Board of Directors adopted the Company's stockholder rights plan in 1988, and amended and restated the plan in 1998 to reflect prevailing rights plan terms and to extend the plan until May 11, 2008. The rights plan was adopted in order to protect the interests of the Company's stockholders and to allow the Board of Directors the flexibility to maximize the value of the stockholders' investment in the Company in the event an unsolicited attempt is made to acquire the Company. This flexibility arises from the fact that the rights plan strongly encourages potential acquirors to negotiate with the Board, which is in the optimal position to evaluate the adequacy of any offer, to negotiate on behalf of all stockholders, and to protect stockholders against abuses during the takeover process. The rights plan is not intended to preclude a takeover on terms that are fair and equitable to all stockholders and would not affect any takeover proposal that the Board of Directors believes is in the best interests of the Company's stockholders.

     The Board also believes that in the event of a takeover transaction, the rights plan will help to maximize acquisition premiums for the Company's stockholders. Empirical studies, including 1997 studies by J.P Morgan and Georgeson & Company, have shown that corporations that have rights plans obtain higher acquisition premiums for their stockholders than those that lack rights plans.

     Additionally, the Board has taken steps to ensure that the rights plan will be maintained only for so long as it remains in the best interests of the Company's stockholders. Specifically, in October 1999, the Board adopted an "independent director evaluation policy" with respect to the rights plan. Under this policy, a committee of the Board comprised solely of non-employee, independent directors, will review the rights plan at least once every three years in order to determine whether any provisions of the rights plan should be modified or the rights issued pursuant to the rights plan should be redeemed. This policy exemplifies the Board's commitment to good corporate governance and provides an additional safeguard to insure that the rights plan continues to be in the best interest of the Company's stockholders.

     As a result, the Board continues to believe that the rights plan is in the best interests of the Company's stockholders and should be maintained.

The Board of Directors recommends that stockholders vote AGAINST this
---------------------------------------------------------------------
stockholder proposal.
--------------------

Summary of Cash and Certain Other Compensation

     The following table shows, for the fiscal years ending December 31, 1997, 1998, and 1999, the cash compensation paid by the Company as well as certain other compensation paid or accrued for those years, to Mr. Rooney, as the Chairman of the Board and Chief Executive Officer, and the four most highly compensated officers other than Mr. Rooney who were serving as executive officers as of December 31, 1999 (the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE
                                                                 All Other
                                Annual             Long-Term      Compen-
                             Compensation        Compensation     sation 1
                             ------------   --------------------- --------
                                                         Number of
                                             Restricted   shares
                                             Stock and  underlying
                                             Restricted   stock
Name and Principal                           Stock Unit   option
   Position 2       Year  Salary     Bonus     Awards     awards
------------------  ---- --------  -------- ------------ --------
Patrick W. Rooney	  1999 $456,355  $631,518 $     -      $ 40,000 $50,991
Chairman of the     1998  434,623   415,221  167,279 3,6   38,500  54,638
Board, Chief        1997  452,733   397,111       -        33,000  50,872
Executive Officer

Thomas A. Dattilo   1999  375,000   550,188  613,125 4,6  150,000      -
President and       1998       -         -        -            -       -
Chief Operating     1997       -         -        -            -       -
Officer

John Fahl           1999  232,372   321,563       -        16,000  36,571
Vice President      1998  221,306   297,643       -        11,900  18,627
                    1997  230,528   202,206       -        10,500  30,104

Roderick F. Millhof 1999  239,614   246,203   32,625 5,6   12,000  29,209
Vice President      1998  223,938   245,556       -         9,600  27,659
                    1997  159,420   129,506       -         2,600  17,311

William S. Klein    1999  276,571   198,671       -        12,000  28,340
Vice President      1998  268,516   171,022       -         9,600  26,252
                    1997  267,886   149,386       -         7,000  24,953

(1) Includes total amounts paid or accrued for the indicated fiscal years, consisting of Company matching contributions to the Thrift and Profit Sharing Plan and allocations to the Nonqualified Supplementary Benefit Plan which provides benefits otherwise denied participants because of Internal Revenue Code limitations on qualified benefits.

(2) In addition to the corporate officer titles disclosed below for the Named Executive Officers, Messrs. Fahl, Millhof, and Klein also hold the following operating positions: Mr. Fahl - President, Cooper Tire; Mr. Millhof - President, Global Sealing Division, Cooper-Standard Automotive; and Mr. Klein - Senior Vice President, Global Manufacturing and Technology Development, Cooper Tire.


<continued>
                                   13

 (3) In 1998, Mr. Rooney received a grant of 8,210 restricted common shares in lieu of a portion of his 1998 cash compensation. The dollar amount shown in the table is the market value on the date of the grant of the shares awarded to him. Dividends were paid on these shares through November 18, 1999. On that date, Mr. Rooney surrendered his restricted shares in exchange for a grant of 8,210 restricted stock units, the market value of which was $133,926 on the date of grant. The award of restricted stock units to Mr. Rooney vested in January 2000.

(4) In January 1999, Mr. Dattilo received a grant of 30,000 restricted common shares in connection with the inception of his employment with the Company. The dollar amount shown in the table is the market value on the date of the grant of the shares awarded to him. The award provides for vesting of the restricted shares in equal annual installments in January 2000, 2001, and 2002, provided that Mr. Dattilo continues to be employed by the Company on each vesting date. Dividends were paid on these shares through November 18, 1999. On that date, Mr. Dattilo surrendered his restricted shares in exchange for a grant of 30,000 restricted stock units, the market value of which was $489,375 on the date of grant. The restricted stock unit award provides for vesting on the same dates as the restricted stock would have vested.

(5) In November 1999, Mr. Millhof received a grant of 2,000 restricted stock units. The dollar amount shown in the table is the market value on the date of the grant of the shares underlying the units awarded to him. Mr. Millhof's grant vests in November 2000, provided that he continues to be employed by the Company at that time.

(6) All grants of restricted stock units were made under agreements that provide for accrual of dividend equivalents and deferral of the receipt of the underlying shares until a date (or dates) selected by the executive at the time of the grant. Each executive's restricted stock unit account will be settled through delivery to the executive on the date(s) selected of a number of shares of common stock of the Company corresponding to the number of restricted stock units awarded to the executive, plus shares representing the value of dividend equivalents. At December 31, 1999, the number of restricted stock units outstanding and the related market values of those units were: Mr. Rooney - 8,267 units at $127,105; Mr. Dattilo - 30,207 units at $464,433; and Mr. Millhof - 2,014 units at $30,965.

Stock Option Grants

     The following table contains information concerning the grant of stock options under the Company's 1998 Incentive Compensation Plan to the Named Executive Officers during the 1999 fiscal year. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), a valuation is assigned to each reported option as of the grant date. In assessing these values it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be determined only by the market value of the Company's stock at a future date.

                     OPTION GRANTS IN LAST FISCAL YEAR
                                                                 Grant Date
                                  Individual Grants                 Value
                 ----------------------------------------------- -----------
                             Percent of
                               total
                  Number of   options
                    shares   granted to                             Grant
                  underlying employees  Exercise                    date
                   options   in fiscal    price     Expiration     present
Name               granted 1    year    per share     date 2        value
-----------------  --------- ---------  --------- -------------- ----------
Patrick W. Rooney   40,000 3    6.8%    $22.9375  July 19, 2009  $259,420 5
Thomas A. Dattilo  125,000     21.3      20.6875  January 3, 2009 977,975 4
                    25,000      4.3      22.9375  July 19, 2009   219,983 5
John Fahl           16,000      2.7      22.9375  July 19, 2009    95,618 5
Roderick F. Millhof 12,000      2.0      22.9375  July 19, 2009    93,845 5
William S. Klein    12,000      2.0      22.9375  July 19, 2009    79,422 5

(1) The options become exercisable for 50% of the shares on the first anniversary of the date of grant and for the balance on the second anniversary of the date of grant.

(2) Subject to earlier expiration if the executive officer ceases to be an employee of the Company, with specified periods for exercise after termination provided in the event of termination without cause, retirement, or death.

(3) Due to Mr. Rooney's announced retirement on June 3, 2000, these options will not vest.

(4) Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the daily change in the share price of the Company's Common Stock for the period January 1, 1994 through January 4, 1999, (b) a weighted average risk-free rate of return of 5.1%, (c) a dividend yield of 1.3%, and
(d) a time of exercise based on the latest permissible date. No adjustments were made for non-transferability or forfeiture.

(5) Calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the daily change in the share price of the Company's Common Stock for the period July 1, 1994 through July 20, 1999, (b) a weighted average risk-free rate of return of 5.6%, (c) a dividend yield of 1.6%, and (d) a time of exercise based on the earlier of the historical exercise pattern of each individual or the latest permissible date. No adjustments were made for non-transferability or forfeiture.

Option Exercises and Holdings

     The following table sets forth information, with respect to the Named Executive Officers, concerning the exercise of options during the 1999 fiscal year and unexercised options held as of the end of the fiscal 1999 year.



<continued>

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES
                                            Number of      Value of unexer-
                                        shares underlying    cised in-the-
                                       unexercised options money options 2 at
                     Shares            at fiscal year-end   fiscal year-end
                    acquired           ------------------  ------------------
                       on      Value    Exercis-  Unexer-  Exercis-  Unexer-
Name                exercise realized 1  able     cisable    able    cisable
------------------- -------- ---------- --------  -------  --------  -------
Patrick W. Rooney	      -         -     114,050    59,250   $33,406     -
Thomas A. Dattilo       -         -          -    150,000        -      -
John Fahl               -         -      37,250    21,950       610     -
Roderick F. Millhof  2,000    $29,688    15,400    16,800    12,705     -
William S. Klein        -         -      26,800    16,800       305     -

(1) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the date of exercise less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

(2) In accordance with SEC rules, this value is based upon the average of the high and low market prices on the New York Stock Exchange on the last trading day of the fiscal year, which was $15.3438, less the exercise price. Whether any actual profits will be realized will depend upon whether the shares acquired are sold and the amount received upon any such sale.

Long-Term Performance Cash Plan

     The following table sets forth information, with respect to the Named Executive Officers, concerning the grant of long-term performance cash awards under the Company's 1998 Incentive Compensation Plan during the 1999 fiscal year.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                               Performance or
                             Other Periods Until           Target
Name                        Maturation or Payout 1        Payouts 2
-------------------      ---------------------------      ---------
Patrick W. Rooney        1/1/1999 through 12/31/2001      $285,000
Thomas A. Dattilo        1/1/1999 through 12/31/2001       150,000
John Fahl                1/1/1999 through 12/31/2001        85,000
William S. Klein         1/1/1999 through 12/31/2001        75,000
Roderick F. Millhof      1/1/1999 through 12/31/2001        70,000

(1) A participant must be an employee at the end of the Performance Period to receive the proceeds of the grant; except that if such participant dies, retires or becomes disabled prior to the end of the Performance Period, he will receive a prorated award earned based on the portion of the Performance Period during which he was an employee.

<continued>
                                         16

(2) Payouts of awards are tied to the achievement of specified levels of ROE or ROAM for the three-year Performance Period and will be made during the first quarter of 2002. The target payouts will be earned if 100% of the targeted ROE or ROAM is achieved. No payouts of awards will be made if the ROE or ROAM results achieved fall below a "minimum" level. The "minimum" for the Performance Period is 3% ROE for Messrs. Rooney, Dattilo and Fahl, 7% ROAM for Mr. Millhof, and 5% ROAM for Mr. Klein. Amounts earned in excess of targeted ROE or ROAM are not capped, with awards accruing at rates of 16-2/3% of the target payout for each additional 1% ROE or ROAM achieved over the "minimum" level until a "superior" ROE or ROAM is achieved, and 15% for each additional 1% ROE or ROAM achieved beyond the "superior" level.

Pension Plans

     The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Company's Salaried Employees' Retirement Plan, a qualified defined benefit pension plan, as well as under the Company's Nonqualified Supplementary Benefit Plan, which provides benefits that would otherwise be denied participants by reason of certain Code limitations on qualified plan benefits.

                              PENSION PLAN TABLE
                               Years Of Service
 Remuner-
 ation        15      20      25      30      35      40      45      50
---------- ------- ------- ------- ------- ------- ------- ------- -------
$  300,000$ 67,500$ 90,000$112,500$135,000$157,500$180,000$202,500$225,000
   350,000  78,750 105,000 131,250 157,500 183,750 210,000 236,250 262,500
   400,000  90,000 120,000 150,000 180,000 210,000 240,000 270,000 300,000
   450,000 101,250 135,000 168,750 202,500 236,250 270,000 303,750 337,500
   500,000 112,500 150,000 187,500 225,000 262,500 300,000 337,500 375,000
   550,000 123,750 165,000 206,250 247,500 288,750 330,000 371,250 412,500
   600,000 135,000 180,000 225,000 270,000 315,000 360,000 405,000 450,000
   650,000 146,250 195,000 243,750 292,500 341,250 390,000 438,750 487,500
   700,000 157,500 210,000 262,500 315,000 367,500 420,000 472,500 525,000
   750,000 168,750 225,000 281,250 337,500 393,750 450,000 506,250 562,500
   800,000 180,000 240,000 300,000 360,000 420,000 480,000 540,000 600,000
   850,000 191,250 255,000 318,750 382,500 446,250 510,000 573,750 637,500
   900,000 202,500 270,000 337,500 405,000 472,500 540,000 607,500 675,000
   950,000 213,750 285,000 356,250 427,500 498,750 570,000 641,250 712,500
 1,000,000 225,000 300,000 375,000 450,000 525,000 600,000 675,000 750,000
 1,050,000 236,250 315,000 393,750 472,500 551,250 630,000 708,750 787,500
 1,100,000 247,500 330,000 412,500 494,000 577,500 660,000 742,500 825,000

Remuneration in the table above is the average of a participant's annual compensation, as reported in the Summary Compensation Table, during the highest five out of the last ten years of employment. Benefits shown reflect estimated straight-life annuity payments assuming normal retirement at age 65; the benefits are not subject to deduction for Social Security or other offset amounts. Any benefits shown in the table which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable from an unfunded, non-qualified supplemental pension plan.

     The credited years of service at normal retirement for each of the executive officers named in the Summary Compensation Table will be as follows: Patrick W. Rooney - 42.3; Thomas A. Dattilo - 17.5; John Fahl - 46.2; William S. Klein - 32.3; and Roderick F. Millhof - 15.5.

Employment Agreements

     The Company has entered into employment agreements with Messrs. Rooney, Dattilo, Fahl, and Millhof. The agreements provide for the payment of an annual base salary and for participation in all employee benefit plans applicable generally to executives of the Company. The current base salaries payable to Messrs. Rooney, Dattilo, Fahl and Millhof under the agreements are $670,000, $600,000, $392,000, and $320,000, respectively, which amounts are reviewed annually and may be increased but not decreased. In addition, these executive officers receive cash bonuses as described earlier in this proxy statement. The initial term of each agreement is four (4) years, with the term being automatically extended for one year each January 1 unless either the Company or the executive officer gives prior written notice of its or his desire not to extend the term. In no event will the term extend beyond the executive officer's 65th birthday.

     The agreements restrict these executive officers from competition with the Company, unless the prior written consent of the Board of Directors is received, and prohibit disclosure of confidential information. In addition, the agreements provide that in the event of termination of employment by the Company without Cause, by the executive officer for Good Reason, or by the executive officer for any reason within 365 days after the date of a "change in control of the Company," the executive officer is entitled to receive severance benefits for the remainder of the term equal to his average annual compensation during the five years prior to the year in which such termination occurs. In the event that any payment of such severance benefits would, under the Internal Revenue Code of 1986, as amended, trigger the imposition of an excise tax on, and the loss of a deduction to the Company or its successors for, all or any part of the payments, such payments shall in most circumstances be reduced until no such excise tax is imposed or deduction lost.

     The agreements also provide (i) continuation of Company-sponsored life, accident and health insurance benefits for the remainder of the term, (ii) a lump sum payment equal to the actuarial equivalent of the difference between
(a) the benefits which would have accrued under the Salaried Employees' Retirement Plan or the Nonqualified Supplementary Benefit Plan, based on full vesting and additional service credit, and (b) the amount of the benefits actually accrued at the date of termination, (iii) a lump sum cash payment equal to the difference between the exercise price of stock options held by the executive officer and the fair market value of the stock subject to such options at the time of termination, and (iv) any legal expenses and fees incurred as a result of his termination of employment. "Cause" under the agreements generally includes the willful failure of the executive officer to substantially perform his duties or the commission of a felony or his engaging in some type of willful misconduct which is materially injurious to the Company. "Good Reason" generally includes any reduction in salary, benefits, an alteration of the executive officer's responsibilities or status, relocation of the Company, and failure of any successor of the Company or its business to assume the employment agreements.

Compensation of Directors

     The Company paid each Director who was not a Company officer an annual retainer in 1999 of $16,000, together with a $2,750 per diem fee for attendance at Board meetings and at Committee meetings not held on the same day as a Board meeting. Directors who are Company Officers receive no additional compensation for serving as Directors. During 1999, Board meetings

<continued>
were held on nine days, the Audit and Compensation Committee met once on a day other than a Board Meeting day, the Audit Committee met two times on days other than on a Board meeting day, and the Compensation Committee met two times on days other than a Board meeting day.

     At the Annual Meeting in 1991, stockholders approved the 1991 Stock Option Plan for Non-Employee Directors. Only Directors who are not present or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") may participate in this Plan. The maximum number of shares of the Company's Common Stock which may be issued pursuant to options granted under the Plan is currently 100,000 shares, subject to adjustment for subsequent stock splits, stock dividends, or other specified events. The number of option shares granted to a Non-Employee Director each year is determined pursuant to a formula which provides that the dollar value of the option grant will be equal to a fixed percentage of each Non-Employee Director's total compensation paid by the Company for the previous fiscal year, which percentage is based upon the Company's return on equity for such previous fiscal year. The exercise price for each option is equal to the fair market value of a share of Common Stock on the grant date, calculated by averaging the high and low sale prices of the Common Stock on the New York Stock Exchange on that date. The maximum number of option shares which may be awarded to a Non-Employee Director in any year is currently 1,000. All options granted pursuant to the Plan are unexercised, except that an option for 236 shares was exercised during 1993 and options for 1,000 shares each were exercised during 1996 and 1997. Information regarding unexercised options for each Director is indicated in the table on pages 22 and 23 of this proxy statement.

     In 1998, stockholders approved the 1998 Non-Employee Directors Compensation Deferral Plan. This plan permits Non-Employee Directors of the Company to defer some or all the fees payable to them for service on the Board. Only Directors who are not, and have not been, employees of the Company or any of its subsidiaries may participate in the Deferral Plan. Amounts deferred and dividend equivalents are converted into phantom stock units and credited to a bookkeeping account established for this purpose.
The number of phantom stock units credited is determined by dividing the amount of the deferred Director's fees by the fair market value of a share of Company Common Stock as of the date of crediting. A Director's account will be settled through the delivery of a corresponding number of shares of Common Stock to the Director on the payment date or dates selected by the Director in connection with the Director's initial deferral election. Payment must commence on the date specified in the deferral election form (or earlier if the Director ceases to be a member of the Board) and be made in either a lump sum or through no more than five annual installments.

Five-Year Stockholder Return Comparison

     The SEC requires that the Company include in its proxy statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the Standard & Poors ("S&P") 500 Stock Index and either a published industry or line-of-business index or an index of peer companies selected by the Company. The Company in 1993 chose the S&P Auto Parts After Market Index as the most appropriate of the nationally recognized industry standards and used that index for its stockholder return comparisons in the Proxy Statements for its Annual Meetings of Stockholders held in 1993 through 1999. The particular stocks in each index are selected by S&P, and each index includes the Company's stock. In June of 1996, S&P changed the name and composition of its Auto Parts After Market index. The revised name is Auto Parts & Equipment, and that index deleted two stocks from the former

<continued>
index and added four new stocks. The Company reviewed the appropriateness of continuing to use this index following the acquisition of The Standard Products Company, and determined that it remains the most appropriate index with which to compare the Company's stock performance.

     The following chart assumes three hypothetical $100 investments on December 31, 1994, and shows the cumulative values at the end of each succeeding year resulting from appreciation or depreciation in the stock market price, assuming dividend reinvestment.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG THE COMPANY, S&P 500 INDEX
                     AND S&P AUTO PARTS & EQUIPMENT INDEX
       1994         1995         1996         1997         1998         1999
       ----         ----         ----         ----         ----         ----
     $100.00      $105.34      $ 85.64      $107.38      $ 91.73      $ 72.33
      100.00       137.58       169.17       225.60       290.08       351.12
      100.00       123.63       138.72       173.49       196.43       151.01

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     On July 19, 1999, the Board of Directors restructured its Audit and Compensation Committee into two Committees, an Audit Committee and a Compensation Committee, and revised the membership of those Committees and the Nominating Committee. During 1999 the Company's Board of Directors held five Board meetings, three meetings of the Audit and Compensation Committee, four meetings of the Audit Committee, three meetings of the Compensation Committee and three meetings of the Nominating Committee. Each Director other than Mr. Meier attended more than 75% of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such Director served during the past fiscal year. Due to travel commitments, Mr. Meier was unable to attend one Board meeting and meetings of the Compensation and Nominating Committees which were held on the same day.

     The Company's Audit Committee consists of Directors Aronson, Fretz, Gormley and Shuey. The functions of this Committee include recommending the engaging and discharging of the Company's independent auditors, directing and supervising special investigations, reviewing with the independent auditors the plan for and results of the audit engagement, reviewing the scope and results of the Company's procedures for internal auditing, approving professional services provided by the independent auditors, reviewing the independence of the independent auditors, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls.

     The Compensation Committee consists of Directors Dunford, Meier, and Pond. This Committee recommends the remuneration arrangements for the Company's officers, the adoption of compensation plans in which officers are eligible to participate, and the granting of options or other benefits as designated under any of such plans.

     At its meeting on February 8, 2000, the Board of Directors reconstituted the Nominating Committee as the Governance and Nominating Committee to add the review of corporate governance issues to the Committee's responsibilities. The Committee was specifically requested to begin its consideration of governance topics by developing a statement of governance principles for consideration by the Board of Directors. The nominating

<continued>
functions of this Committee, which is composed of Directors Dunford, Meier, and Shuey, includes conducting the search for, evaluation of, and proposal to the Board for nomination of qualified, competent and worthy candidates. The Committee will consider candidates proposed by stockholders of the Company or other parties. Such a recommendation must be in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and an indication of the consent of the proposed nominee to serve. The recommendation should be addressed to the Governance and Nominating Committee of the Board of Directors, Attention: Secretary, Cooper Tire & Rubber Company, Findlay, Ohio 45840.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has been the Company's independent auditors for a number of years and will continue in that capacity during 2000. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates. During 1999, Ernst & Young LLP rendered audit and related services to the Company, including an audit of the Company's annual financial statements. There is no understanding or agreement between the Company and its independent auditors that places a limit on audit fees since the Company pays only for services actually rendered and at what it believes are customary rates.

     A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions and to make a statement if he desires to do so. Professional services rendered by the Company's independent auditors are reviewed by the Audit Committee both as to the advisability and scope of the service, and also to consider whether such service would affect the continuing independence of the Company's independent auditors.

BENEFICIAL OWNERSHIP OF SHARES

	The information which follows is furnished as of March 6, 2000, to indicate those persons known by the Company to be holders of record of, or who may be the beneficial owners of, more than 5% of any class of the Company's voting securities on December 31, 1999.

                    Name and Address of      Amount and Nature of   Percent
Title of Class       Beneficial Owner        Beneficial Ownership  Of Class
--------------   -------------------------  ---------------------  --------
Common Stock     National City 1                9,701,126 shs 2      12.8%
                 P.O. Box 5756
                 Cleveland, OH  44101-0756

Common Stock     Sanford C. Bernstein           8,803,801 shs 3      11.6%
                   & Co., Inc.
                 767 Fifth Avenue
                 New York, NY 10153

Common Stock     Amvescap PLC                   4,097,350 shs 4      5.4%
                 11 Devonshire Square
                 London EC2M4YR2
                 England



<continued>
                                         21

(1) Trustee for the Company's Thrift and Profit Sharing Plan and the Pre-Tax Savings Plans at the Auburn, Bowling Green, Clarksdale, Findlay, El Dorado, and Texarkana Plants.

(2) National City, in its fiduciary capacity as Trustee of each Plan, has no investment powers and will vote the shares held in such Plan in accordance with the written instructions from the respective Plan participants.
However, if no such instructions are received by the close of business two
(2) days prior to the meeting date, the provisions of each Plan direct the Trustee to vote such participant's shares in the same manner in which the Trustee was directed to vote the majority of the shares of the other participants who gave directions as to voting.

(3) According to a filing on Schedule 13G with the SEC dated February 8, 2000, Sanford C. Bernstein & Co., Inc., an investment advisor, the indicated shares are held for the accounts of discretionary clients who have the right to receive dividends from and the proceeds of the sale of such shares. The nature of the beneficial ownership consists of sole voting power with respect to 4,930,569 shares, shared voting power with respect to 905,471 shares, sole dispositive power with respect to 8,803,801 shares, and shared dispositive power with respect to no shares.

(4) According to a filing on Schedule 13G with the SEC dated February 4, 2000, subsidiaries of Amvescap PLC, a holding company, hold the indicated shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares; the shares are held solely for investment purposes in the ordinary course of business and not for the purpose of changing or influencing the control of the Company. The nature of the beneficial ownership consists of sole power to vote with respect to no shares, shared power to vote with respect to all the indicated shares, sole power to dispose with respect to no shares, and shared power to dispose with respect to all the indicated shares.

     The information which follows is furnished as of March 6, 2000, to indicate ownership by all executive officers and Directors of the Company, as a group, and each Named Executive Officer, Director or nominee, individually, of each class of the Company's voting securities. Unless otherwise indicated, the nature of the beneficial ownership consisted of sole voting and investment power.

                            Name of           Amount and Nature of   Percent
Title of Class         Beneficial Owner       Beneficial Ownership   of Class
--------------   --------------------------   --------------------   --------
Common Stock     All executive officers and     1,007,510 shs 1        1.3%
                   Directors as a group
Common Stock     Arthur H. Aronson                  2,070 shs 2,3       *
Common Stock     Thomas A. Dattilo                 63,500 shs 2,4       *
Common Stock     Edsel D. Dunford                  12,914 shs 2         *
Common Stock     John Fahl                        122,209 shs 2         *
Common Stock     Deborah M. Fretz                   2,039 shs 2,3       *
Common Stock     Dennis J. Gormley                  3,588 shs 2         *
Common Stock     William S. Klein                 219,356 shs 2         *
Common Stock     John F. Meier                      1,727 shs 2,3       *
Common Stock     Roderick F. Millhof               25,178 shs 2,4       *
Common Stock     Byron O. Pond                      1,355 shs 2,3       *
<continued>
                                         22

Common Stock     Patrick W. Rooney                366,516 shs 2         *
Common Stock     Ronald L. Roudebush               20,000 shs           *
Common Stock     John H. Shuey                      1,544 shs 2,3       *
   *Less than 1%

(1) Includes 306,837 shares obtainable on exercise of stock options within 60 days following March 6, 2000, which options have not been exercised. The nature of the beneficial ownership consists of 218,439 shares subject to sole voting and investment power, and 400 shares subject to shared voting and investment power. Of the shares shown as beneficially owned, 481,834, or
 .63%, of the shares outstanding are shares held in the Company's Thrift and Profit Sharing Plan for the account of the various executive officers and Directors.

(2) Includes shares obtainable on exercise of stock options within 60 days following March 6, 2000, which options have not been exercised, as follows:
Arthur H. Aronson - 1,570; Thomas A. Dattilo - 62,500; Edsel D. Dunford - 1,914; John Fahl - 37,250; Deborah M. Fretz - 1,389; Dennis J. Gormley - 3,588; William S. Klein - 26,800; John F. Meier - 727; Roderick F. Millhof - 15,400; Byron O. Pond - 355; Patrick W. Rooney - 114,050; and John H. Shuey - 1,044.

(3) In addition, pursuant to the 1998 Non-Employee Directors Compensation Deferral Plan explained on page 19 of this proxy statement, the following Directors deferred fees for service on the Board and were credited with the following number of phantom stock units: Arthur H. Aronson - 3,909; Deborah
M. Fretz - 1,637; John F. Meier - 1,497; Byron O. Pond - 2,446; and John H. Shuey - 4,076.

(4) In addition, pursuant to the 1998 Incentive Compensation Plan, this officer holds the number of restricted stock units disclosed in Footnote 6 to the Summary Compensation Table on pages 13 and 14.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in beneficial ownership of Common Stock of the Company.

     To the Company's knowledge, based upon the reports filed and written representations that no other reports were required, during the fiscal year ended December 31, 1999, its Directors and executive officers complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2001

     Any stockholder who intends to present a proposal at the Annual Meeting in 2001 and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Secretary of the Company not later than November 21, 2000.

SOLICITATION AND OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

<continued>

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by use of the mails, the Company has retained Georgeson & Co., New York, New York, to aid in the solicitation of proxies, at an anticipated cost of approximately $7,500, plus expenses. The Company will also reimburse brokers and other persons for their reasonable expenses in forwarding proxy material to the beneficial owners of the Company's stock. Solicitations may be made by telephone, telegram or by personal calls, and it is anticipated that such solicitation will consist primarily of requests to brokerage houses, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares held of record by such persons. If necessary, officers and other employees of the Company may, by telephone, telegram or personal interview, request the return of proxies.

     Please mark, execute and return the accompanying proxy so that your shares may be voted at the meeting.

                                           BY ORDER OF THE BOARD OF DIRECTORS
                                                    Stan C. Kaiman, Secretary
                                                               March 21, 2000

     IMPORTANT: All stockholders are earnestly requested to mark, date, sign and mail promptly the enclosed proxy for which an envelope is provided.

                                   <LOGO>
                       COOPER TIRE & RUBBER COMPANY


                                   NOTICE
                     of Annual Meeting of Stockholders
                            and Proxy Statement

                                 May 2, 2000

                                 IMPORTANT:
          All stockholders are earnestly requested to mark, date,
           sign and mail promptly the enclosed proxy for which
                         an envelope is provided.

                         COOPER TIRE & RUBBER COMPANY
                         ----------------------------


March 21, 2000


Dear Stockholder:

Enclosed is a Notice of our Annual Meeting on May 2, 2000 and a Proxy Statement describing the business to be conducted at the meeting.

Your vote is important on each of the agenda items, whatever number of shares you hold. Whether you plan to attend the meeting or not, please remove the proxy form below, complete it and return it in the envelope provided.

Sincerely,


/s/ Patrick W. Rooney
--------------------------
Patrick W. Rooney
Chairman of the Board and Chief Executive Officer


-----------------------------------------------------------------------------


     IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, SHARES REPRESENTED HEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED ACCORDINGLY. IF NO INSTRUCTIONS ARE GIVEN AS TO ANY AGENDA ITEM, THEY WILL BE VOTED "FOR" THE ELECTION OF THE LISTED NOMINEES AS DIRECTORS, AND "AGAINST" ON AGENDA ITEM 2.


         AFTER COMPLETING THE REVERSE SIDE OF THIS PROXY FORM, PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.


Please date and sign exactly as name appears hereon. If any shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or custodian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



SIGNATURE(S)                                   DATE
            -------------------------------        ---------------------

SIGNATURE(S)                                   DATE
            -------------------------------        ---------------------

                         COOPER TIRE & RUBBER COMPANY
                         ----------------------------

This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints T. A. Dattilo, J. Fahl, S. C. Kaiman, and P. W. Rooney and each of them, Proxies with full power of substitution to attend the Annual Meeting of Stockholders of Cooper Tire & Rubber Company to be held at Urbanski's, 1500 Manor Hill Road, Findlay, Ohio, on May 2, 2000, and any adjournment thereof, and thereat to vote all shares of Common Stock registered in the name of the undersigned at the close of business on March 6, 2000, upon the matters set forth in the notice of said meeting and listed below. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" the nominees listed below:
------------------------------------------------------------------------

1.  Election of Directors.     ( ) FOR the nominees listed below:
    ( ) WITHHOLD authority to vote for the nominees listed below:

    John F. Meier         Ronald L. Roudebush         John H. Shuey


          (INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided here.)


The Board of Directors recommends a vote "AGAINST" Agenda Item 2.
-----------------------------------------------------------------

2.  Action on a stockholder proposal.
    ( ) FOR     ( ) AGAINST     ( ) ABSTAIN



    IMPORTANT: Please sign and date the Proxy on the reverse side.